March 17, 2026
Dave Bottoms
Re:       Terms of Separation
Dear Dave:
Thank you for your service to Upwork Global LLC (the “Company”) and for your tenure as GM, Marketplace.  You and the Company have mutually agreed to end your employment relationship with the Company effective as of April 3, 2026 (the “Separation Date”).
Accordingly, this letter confirms the agreement (“Agreement”) between you and the Company concerning the terms of your separation and offers you certain benefits, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein.  If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.    Separation from Employment: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, the Company agrees to continue your employment on the following terms. Your last day of employment with the Company will be the Separation Date. Effective as of the Separation Date, you hereby resign from any and all officer, director and manager positions of each of the Company’s subsidiaries. Between the date of this letter and the Separation Date (the “Transition Period”), (a) you will continue to be employed by the Company in an “at will” capacity, (b) you will receive your base salary as in effect as of the date of this Agreement through the Transition Period, (c) your outstanding Awards (as defined below) will continue to vest in accordance with the Company’s 2018 Equity Incentive Plan and the Award Agreements (as defined below), as described in the Awards section below, and (d) you will be eligible for continued participation the Company’s employee benefit plans. You and the Company acknowledge and agree that you will no longer be eligible to receive an annual bonus or any other incentive compensation, including under the Company’s 2026 Performance Bonus Plan.
2.    Final Paycheck; Payment of Wages: As soon as administratively practicable on or after the Separation Date, the Company will pay you in a single cash lump-sum all accrued but unpaid base salary subject to standard payroll deductions and withholdings. You will be deemed to have withdrawn from any participation in the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”), effective as of your Separation Date, and any contributions collected on your behalf with respect to any ongoing purchase period under the ESPP as of such date will be refunded to you in accordance with the terms of the ESPP. You acknowledge and agree that you have not accrued any paid time off under the Company’s Unlimited Time Off policy since its effective date and you are not eligible for the payment of any compensation under that policy.
3.    Release Consideration:  In exchange for your execution of this Agreement and delivery of an effective general release and waiver of claims and covenant not to sue in the form attached hereto as Exhibit A (the “Release”), to be signed no earlier than the Separation Date and within the time period specified therein following your Separation Date, the Company agrees to provide you with the following:
(i)    The Company agrees to pay you an amount equal to twelve months of your monthly base salary in a cash lump-sum payment (the “Severance Payment”) in accordance with the Company’s standard payroll procedures as soon as administratively practicable following the date the Release becomes effective and in any event, no later than the 60th day following the Separation Date.

(ii)    Following the Separation Date, contingent on your timely election to continue your existing medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the full amount of the insurance premiums to continue your existing health benefits, for you and your covered dependents, until the earlier of (x) the effective date on which you become covered by a substantially equivalent health insurance plan of a subsequent employer, (y) twelve months following your last day of employment with the Company, and (z) the date you are no longer eligible for COBRA benefits.
(iii)    The Company agrees to transfer ownership to you of your Company-issued laptop on the condition that, upon the end of the Transition Period, you will submit the laptop to the Company (including electronically) for inspection and the Company’s full and complete removal of any and all Company-related data.
By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and the Release and that you would not otherwise be entitled to the release consideration.
4.    Business Expenses Reimbursement; No Further Amounts Due:  To the extent you have any unreimbursed business expenses as of the end of the Transition Period, you will need to submit such expenses within two weeks of the end of your Transition Period with supporting documentation, and the Company will reimburse you for all approved expenses in accordance with its business expense reimbursement policy. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.
5.    Return of Company Property:  You hereby warrant to the Company that, other than as permitted in compliance with Section 3(iii) above, on or before your Separation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
6.    Proprietary Information:  As a condition of your employment with the Company, you were required to execute and abide by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit B hereto).  You hereby acknowledge that you are bound by Exhibit B and that as a result of your employment with the Company and your prior employment with Upwork Inc., the sole member of the Company (“Parent”), you have had access to Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that on or prior to your Separation Date you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information, that you will permanently delete any electronic copies thereof in your possession, custody, or control, and that you will not take with you any such documents or data or any reproduction thereof.
7.    Awards. You were granted restricted stock units and performance stock units (such awards, the “Awards”) pursuant to the Restricted Stock Unit Agreements and Performance Stock Unit Agreements covering the Awards granted on September 18, 2022, February 18, 2023, March 18, 2024, March 18, 2025, and February 18, 2026, as applicable, and the Company’s 2018 Equity Incentive Plan (hereafter collectively referred to as the “Award Agreements”). Because your employment is terminating on the Separation Date, none of the portions of the Awards that are unvested as of the Separation Date can ever vest and shall be terminated and canceled in accordance with the terms of the Award Agreements.

8.    General Release and Waiver of Claims:
(a)    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock, stock options or other ownership interest in the Company and Parent, including, without limitation, such termination benefits and compensation described in the Amended and Restated Change in Control and Severance Agreement between you, Parent, and the Company, dated August 18, 2025 (the “Severance Agreement”), the Amended and Restated Offer Letter, dated November 14, 2024, by and between you and Parent, as amended by the Amendment to November 14, 2024 Offer Letter, dated August 18, 2025, by and between you, Parent, and the Company (the “Offer Letter”), and such other termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company, the end of your employment with the Company, or your prior employment with Parent. To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or the end of your employment, claims under the Worker Adjustment and Retraining Notification Act, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act (“ADEA”) and claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Release.
(b)    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. You also acknowledge that you have been advised by this writing that the release of claims does not apply to any rights or claims that arise after the date you sign this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
9.    Covenant Not to Sue:
(a)    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
(b)    Nothing in this section shall prohibit or impair you complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
(c)    Notwithstanding this Covenant Not to Sue, you may bring a claim against the Company to enforce this Agreement or to challenge the validity of your agreement to waive and release ADEA claims consistent with the Older Workers Benefit Protection Act (“OWBPA”).
10.    Protected Rights: You understand that nothing in the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, or otherwise in this Agreement, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (including this Agreement), without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Further, nothing in the Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
11.    Non-Disclosure, Forfeiture and Clawback; Mutual Non-Disparagement: Subject to the Protected Rights section above, you agree that, both during and at all times following the Transition Period, you will not communicate with any members of the investor community (including any actual or potential investors in the Company, any investment analysts, advisors, or otherwise) regarding the Company and/or its products, services, directors, officers, employees, and affiliated entities; provided, however, that the foregoing shall not prevent you from discussing your employment experience with prospective future employers or recruiters, and any such discussions shall not constitute a violation of this Section 11. You further agree that, both during and at all times following the Transition Period, you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Parent agrees that, both during and at all times following the Transition Period, Parent and its directors and executive officers will not disparage you or your professional reputation with respect to your service with Parent or the Company with any written or oral statement. Nothing in this section shall prohibit you or Parent or the Company from providing truthful information in response to a subpoena or other legal process. If you violate this Section 11, you will immediately forfeit your right to receive the Severance Payment, the Company will have no further obligation to pay the Severance Payment to you, and, if the Severance Payment has already been paid to you, you will be obligated to repay the Severance Payment to the Company to the maximum extent permitted by applicable law. You acknowledge and agree that the release consideration outlined in Section 3(ii) and (iii) of this Agreement is sufficient consideration for waiving your rights to claims referred to in this Agreement and the Release and, therefore, your forfeiture of, or obligation to repay, the Severance Payment pursuant to this Section 11 (if applicable) shall not impact the effectiveness of such waivers.
12.    Dispute Resolution:
(a)    To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or your employment or separation therefrom, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures (“JAMS Rules”). This Dispute Resolution provision is intended to be as broad as legally permissible. Notwithstanding the foregoing agreement to resolve disputes in arbitration either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees.
(b)    You and the Company also agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action, and there will be no right or authority for any claim or dispute to be brought, heard or arbitrated as a class or collective action (“Class Action Waiver”). Regardless of anything else in this Agreement and/or the JAMS Rules, or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator.
(c)    The Company and you agree to arbitrate Private Attorney General Act (“PAGA”) claims on an individual basis only. Therefore, any claim by you under PAGA to recover unpaid wages, civil penalties, or any other individual relief must be arbitrated under this Agreement. The Company and you also agree your non-individual PAGA claims will be stayed and you will not pursue any such claims in Court until after the arbitrator, and not any court, issues a final and written determination as to your status as an “aggrieved employee.” The arbitrator is without authority to preside over any PAGA claim by you on behalf of any other person or joined by or consolidated with another person’s PAGA claim. This PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration.
13.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled. This Section 13 does not apply to any action to challenge the validity of your agreement to waive and release ADEA claims consistent with the OWBPA.
14.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
15.    Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
16.    Complete and Voluntary Agreement: This Agreement, together with Exhibits A-B hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress, coercion, undue pressure or influence, harassment or intimidation. For the avoidance of doubt, nothing in this Agreement shall limit, waive, or terminate your rights to indemnification and advancement of expenses pursuant to the Indemnity Agreement, dated April 19, 2024, by and between you and Parent, or coverage available to you under Parent’s directors’ and officers’ liability insurance with respect to acts or omissions occurring during your service to Parent or the Company.
17.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
19.    409A:  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”), the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
20.    Review of this Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement and the Release. You also agree that any amendments to this

Agreement, whether or not material, will not re-start the twenty-one (21) day consideration period. You also understand you may revoke this Agreement within seven (7) days of signing this document by providing written notice to the Company (to the attention of Lucas Deloach, Counsel, Upwork Services LLC at ELG@upwork.com), that this Agreement will not become effective or enforceable until the date set forth in Section 22 below, and that the consideration period to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day-revocation period.
21.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, except that Paragraph 12 shall be governed by the Federal Arbitration Act.
22.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that date.
If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.
[Signature page follows]

Sincerely,

Upwork Global LLC

By: Upwork Inc., its sole member

By: /s/ Jacob McQuown
Jacob McQuown
Chief Legal Officer

READ, UNDERSTOOD AND AGREED

/s/ Dave Bottoms          Date: 3/17/2026
Dave Bottoms

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE

This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Dave Bottoms (“Executive”) and Upwork Global LLC (the “Company”) (collectively, “the parties”).
WHEREAS, on March 17, 2026, Executive and the Company entered into an agreement regarding Executive’s resignation of employment (the “Separation Agreement,” to which this Release is attached as Exhibit A);
WHEREAS, the Transition Period (as set forth in the Separation Agreement) has ended;
WHEREAS, this agreement serves as the Release, pursuant to the Separation Agreement; and
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.
1.    Business Expense Reimbursement; No Further Amounts Due: To the extent Executive has any unreimbursed business expenses, Executive will need to submit such expenses within two weeks of the end of the Transition Period (as defined in the Separation Agreement) with supporting documentation, and the Company will reimburse Executive for all approved expenses in accordance with its business expense reimbursement policy. By Executive’s signature below, Executive acknowledges that the Company does not owe Executive any other amounts, except as otherwise may become payable under the Separation Agreement contingent upon the effectiveness of this Release.
2.    Return and Permanent Deletion of Company Property: Executive hereby warrants to the Company that Executive has returned to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession, custody, or control and that any electronic copies thereof have been permanently deleted (other than as permitted in compliance with Section 3(iii) of the Separation Agreement).
3.    Consideration: In exchange for Executive’s agreement to this Release and Executive’s other promises in the Separation Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Section 3 of the Separation Agreement upon effectiveness of this Release. By signing below, Executive acknowledges that Executive is receiving the consideration in exchange for waiving Executive’s rights to claims referred to in this Release and Executive would not otherwise be entitled to the consideration.
4.    General Release and Waiver of Claims:
(a)    The payments and promises set forth in this Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company and Parent (as defined in the Separation Agreement), including, without limitation, such termination benefits and compensation described in the Severance Agreement (as defined in the Separation Agreement), the Offer Letter (as defined in the Separation Agreement), and such other termination benefits or other compensation to which Executive may be entitled by virtue of Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s prior employment with Parent.  To the fullest extent permitted by law, Executive hereby releases and waives any claims Executive may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or end of employment, claims under the Worker Adjustment and Retraining Notification Act, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act (“ADEA”), and/or claims based on disability or under the Americans with Disabilities Act.
(b)    By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)    Executive and the Company do not intend to release claims that may not be released as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Release. Executive also acknowledges that Executive has been advised by this writing that the release of claims does not apply to any rights or claims that arise after the date Executive signs this Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Separation Agreement.
5.    Covenant Not to Sue:
(a)    To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which Executive may now have, have ever had, or may in the future have against Releasees, and (ii) which is based in whole or in part on any matter released by this Release.
(b)    Nothing in this paragraph shall prohibit or impair the Company or Executive from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
(c)    Notwithstanding this Covenant Not to Sue, you may bring a claim against the Company to enforce this Release or to challenge the validity of your agreement to waive and release ADEA claims consistent with the Older Workers Benefit Protection Act (“OWBPA”).
6.    Protected Rights: Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Release, limits, impedes, or restricts Executive’s ability to file a charge or complaint with the Equal Employment Opportunity

Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (including this Agreement), without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies or prohibit Executive from providing truthful information in response to a subpoena or other legal process. Further, nothing in the Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
7.    Review of Release: Executive understands that Executive has had more than twenty-one (21) days to consider this Release and, by signing below, affirms that Executive was advised to consult with an attorney prior to signing this Release. The offer set forth in this Release and in Section 3 of the Separation Agreement, if not accepted by Executive within thirty (30) days following the Separation Date (as defined in the Separation Agreement), will automatically expire. Executive also understands that Executive may revoke this Release within seven (7) days of signing this document by providing written notice to the Company (to the attention of Lucas Deloach, Counsel, Upwork Services LLC at ELG@upwork.com), that this Release will not become effective or enforceable until the date set forth in Section 8 below, and that the consideration to be provided to Executive pursuant to Section 3 of the Separation Agreement will be provided no earlier than after the expiration of that seven (7) day revocation period.
8.    Effective Date: This Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time.
9.    Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Non-Disclosure; Forfeiture and Clawback, Arbitration, Governing Law, and Attorneys’ Fees.
[Signature page follows]

Upwork Global LLC

By: Upwork Inc., its sole member

Dated:____________________                                 ________________________________
Jacob McQuown
Chief Legal Officer

Dated:____________________                                 ________________________________
            Dave Bottoms
(not valid if signed before the Separation Date)

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT